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Exhibit 99.1

NEWS

Contact:	Bud Ingalls / Craig Brown VP-Finance & Chief Financial Officer / Director, Finance (678) 728-2115 / (678) 728-2117

SEROLOGICALS ANNOUNCES PRICING OF PUBLIC OFFERING
Offering Includes 4,200,000 Primary Shares and 1,362,860 Secondary Shares
Gross Proceeds Total Approximately $126.8 Million

ATLANTA, GA—(December 16, 2004)—Serologicals Corporation (NASDAQ:SERO) announced today the pricing of its previously announced public offering of 5,562,860 shares of its Common Stock. Pursuant to an underwriting agreement between the Company, the selling stockholders and the underwriters entered into on December 15, 2004, the underwriters will sell the shares to the public at $22.80 per share. The gross proceeds of the combined primary and secondary offerings are expected to be approximately $126.8 million. Serologicals expects to receive net proceeds, after payment of the underwriters' discounts and commissions, of approximately $91.4 million. The selling stockholders are expected to receive net proceeds of approximately $29.7 million.

Serologicals will use approximately $80 million of the net proceeds to repay outstanding term debt. The Company will use the remainder of the net proceeds for general corporate purposes. Serologicals will not receive any of the proceeds of the offering by the selling stockholders. The transaction is expected to close on December 21, 2004, subject to customary closing conditions. Serologicals has granted the underwriters an option to purchase up to 630,000 shares of common stock to cover over-allotments, if any.

J.P. Morgan Securities Inc. served as the sole bookrunning manager for the offering. Banc of America Securities LLC and Pacific Growth Equities, LLC were co-managers. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus relating to the offering may be obtained from the offices of J.P. Morgan Securities, Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081.

About Serologicals Corporation

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, the Company is the world's leading provider of monoclonal antibodies for the blood typing industry. Serologicals has more than 1,000 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

Serologicals is a registered trademark of Serologicals Royalty Company.

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  Exhibit 99.1